Exhibit 3.1

ARTICLE III.  BOARD OF DIRECTORS

1.         General Powers

The business and affairs of the Corporation shall be managed by its Board of Directors.  The Board shall determine the nature and character of the business to be conducted by the Corporation and the method of doing so; what employees, agents, and officers shall be employed and their compensation; and what purchases or contracts for purchase shall be made.  The Board may delegate any of its aforesaid powers to committees or to officers, agents, or employees as it may from time to time determine.

2.         Number of Directors

The number of directors of the Corporation shall be eight (8)~~six(6)~~.

3.         Term

At each annual meeting of shareholders, the directors shall be elected to hold office until the next annual meeting of shareholders, and until their successors are elected and qualify.

4.         Qualifications

No director elected to such office for the first time after January 1, 1972 shall be eligible for re-election after attaining the age of 70 years.  Directors need not be shareholders of the Corporation or residents of the State of Wisconsin.

5.          Meetings

The Board of Directors shall hold its meetings at such place or places, within or without the State of Wisconsin, as the Board may from time to time determine.

a.
A meeting of the Board of Directors, to be known as the annual meeting, may be held, without notice, immediately after and at the same place as the annual meeting of the shareholders at which such Board is elected, for the purpose of electing the officers of the Corporation and to transact such other business as may come before the Board.  Such annual meeting may be held at a different place than the annual meeting of shareholders and/or on a date subsequent to the annual meeting of shareholders, if notice of such different place and/or date has been given to or waived by all the directors.

b.	Regular meetings of the Board of Directors may be held without call and without notice, at such times and in such places as the Board may by resolution from time to time determine.

c.
Special meetings of the Board of Directors may be called at any time by the Chairman of the Board or the Chief Executive Officer and shall be called by the Secretary of the Corporation upon the written request of three or more directors.

6.         Notice; Waiver

Notice of each special meeting of the Board of Directors shall be given by written notice delivered or communicated in person, by telegraph, teletype, facsimile, or other form of wire or wireless communication, or by mail or private carrier, to each director at his business address or at such other address as such director shall have designated in writing filed with the Secretary, in each case not less than 48 hours prior to the meeting.  The notice need not prescribe the purpose of the special meeting of the Board of Directors or the business to be transacted at such meeting.  If mailed, such notice shall be deemed to be effective when deposited in the United States mail so addressed, with postage thereon prepaid.  If notice is given by telegram, such notice shall be deemed to be effective when the telegram is delivered to the telegraph company.  If notice is given by private carrier, such notice shall be deemed to be effective when delivered to the private carrier.  Whenever any notice whatever is required to be given to any director of the Corporation under the Articles of Incorporation, these By-laws, or any provision of the Wisconsin Business Corporation Law, a waiver thereof in writing, signed at any time, whether before or after the date and time of meeting, by the director entitled to such notice shall be deemed equivalent to the giving of such notice.  The Corporation shall retain any such waiver as part of the permanent corporate records.  A director's attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

7.         Quorum

Except as otherwise provided by the Wisconsin Business Corporation Law, by the Articles of Incorporation, or these By-laws, a majority of the number of directors specified in Section 2 of Article III of these By-laws shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.  Except as otherwise provided by the Wisconsin Business Corporation Law, by the Articles of Incorporation, or by these By-laws, a quorum of any committee of the Board of Directors created pursuant to Section 13 hereof shall consist of a majority of the number of directors appointed to serve on the committee.  A majority of the directors present (though less than such quorum) may adjourn any meeting of the Board of Directors or any committee thereof, as the case may be, from time to time without further notice.

8.         Manner of Acting

The affirmative vote of a majority of the directors present at a meeting of the Board of Directors or a committee thereof at which a quorum is present shall be the act of the Board of Directors or such committee, as the case may be, unless the Wisconsin Business Corporation Law, the Articles of Incorporation, or these By-laws require the vote of a greater number of directors.

9.         Minutes of Meetings

Minutes of any regular or special meeting of the Board of Directors shall be prepared and distributed to each director.

10.       Vacancies

Vacancies occurring in the Board of Directors shall be filled in the manner provided in Article V of the Articles of Incorporation.

11.       Compensation

The Board of Directors, irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the Corporation as directors, officers, or otherwise, or may delegate such authority to an appropriate committee.  The Board of Directors also shall have authority to provide for or delegate authority to an appropriate committee to provide for reasonable pensions, disability, or death benefits, and other benefits or payments, to directors, officers, and employees, and to their estates, families, dependents, or beneficiaries on account of prior services rendered by such directors, officers, and employees to the Corporation.

12.       Presumption of Assent

A director who is present and is announced as present at a meeting of the Board of Directors or any committee thereof created in accordance with Section 13 of this Article III, when corporate action is taken, assents to the action taken unless any of the following occurs:

a.	The director objects at the beginning of the meeting or promptly upon his or her arrival to holding the meeting or transacting business at the meeting.

b.	The director's dissent or abstention from the action taken is entered in the minutes of the meeting.

c.	The director delivers written notice that complies with the Wisconsin Business Corporation Law of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting.

Such right of dissent or abstention shall not apply to a director who votes in favor of the action taken.

13.       Committees

The Board of Directors by resolution adopted by the affirmative vote of a majority of all of the directors then in office may create one or more committees, appoint members of the Board of Directors to serve on the committees, and designate other members of the Board of Directors to serve as alternates.  Each committee shall have two or more members who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors.  A committee may be authorized to exercise the authority of the Board of Directors, except that a committee may not do any of the following:

a.	Authorize distributions.

b.	Approve or propose to shareholders action that the Wisconsin Business Corporation Law requires to be approved by shareholders.

c.
Fill vacancies on the Board of Directors or, unless the Board of Directors provides by resolution that vacancies on a committee shall be filled by the affirmative vote of the remaining committee members, on any Board committee.

d.	Amend the Corporation's Articles of Incorporation.

e.	Adopt, amend, or repeal By-laws.

f.	Approve a plan of merger not requiring shareholder approval.

g.	Authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors.

h.
Authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee to do so within limits prescribed by the Board of Directors.  Unless otherwise provided by the Board of Directors in creating the committee, a committee may employ counsel, accountants, and other consultants to assist it in the exercise of its authority.

14.	Telephonic Meetings

Except as herein provided and notwithstanding any place set forth in the notice of the meeting or these By-laws, members of the Board of Directors (and any committees thereof created pursuant to Section 13 of this Article III) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone.  If a meeting is conducted by such means, then at the commencement of such meeting the presiding officer shall inform the participating directors that a meeting is taking place at which official business may be transacted.  Any participant in a meeting by such means shall be deemed present in person at such meeting.  Notwithstanding the foregoing, no action may be taken at any meeting held by such means on any particular matter which the presiding officer determines, in his or her sole discretion, to be inappropriate under the circumstances for action at a meeting held by such means.  Such determination shall be made and announced in advance of such meeting.

15.      Action without Meeting

Any action required or permitted by the Wisconsin Business Corporation Law to be taken at a meeting of the Board of Directors or a committee thereof created pursuant to Section 13 of this Article III may be taken without a meeting if the action is taken by all members of the Board or of the committee.  The action shall be evidenced by one or more written consents describing the action taken, signed by each director or committee member and retained by the Corporation.  Such action shall be effective when the last director or committee member signs the consent, unless the consent specifies a different effective date.